                                                                            99.7



                     FEDERAL DEPOSIT INSURANCE CORPORATION

                           Washington, D. C.  20549

                                   FORM F-3

                                CURRENT REPORT

                         Pursuant to Section 13 of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) June 24, 1994.
                                                         --------------


                                 COMMERCE BANK
                                 -------------
               (Exact name of bank as specified in its charter)


                           Commonwealth of Virginia
                           ------------------------
                (State or other jurisdiction of incorporation)


             5101 Cleveland Street, Virginia Beach, Virginia 23462
             -----------------------------------------------------
             (Address of principal executive offices)   (Zip Code)


         Bank's telephone number, including area code: (804) 456-1007
                                                      ----------------

Items 1-11 and Item 13 of Form F-3 have been omitted from this Report as these Items are not applicable.

Item 12.  Other Materially Important Events

          Commerce Bank (the "Bank") entered into an Agreement and Plan of Reorganization, dated as of June 24, 1994 (the "Agreement"), with BB&T Financial Corporation, a bank holding company headquartered in Wilson, North Carolina ("BB&T"). The Agreement provides for the merger of the Bank with and into a subsidiary of BB&T. Attached as an exhibit hereto is a copy of the press release issued on June 24, 1994 announcing the proposed transaction.

          As an inducement for BB&T to enter into the Agreement, the Bank entered into a Stock Option Agreement, Dated as of June 24, 1994 (the "Option Agreement"), whereby it granted BB&T an irrevocable option (the "Option") to purchase up to that number of shares of Bank common stock (the "Option Shares") as would equal 19.9% of the aggregate shares of Bank common stock that would be outstanding immediately after the issuance of the Option Shares upon full exercise of the Option, at a price of $13.50 per Option Share. The Option is exercisable, in whole or in part, at any time and from time to time for a designated period of time following the occurrence of a "Purchase Event" (as defined in the Option Agreement). A copy of the Option Agreement is attached hereto as an exhibit.

                                  Signatures
                                  ----------

          Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused the Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       COMMERCE BANK


                                       By: /s/ Gerald T. McDonald
                                          ------------------------
                                          Gerald T. McDonald
                                          Executive Vice President

Date:  July 5, 1994

     THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN RESTRICTIONS CONTAINED HEREIN.


                               OPTION AGREEMENT
                               ----------------


     This AGREEMENT dated as of June 24, 1994, between BB&T Financial Corporation, a North Carolina corporation ("BB&T Financial"), and Commerce Bank, a bank chartered under the laws of the Commonwealth of Virginia ("Commerce").


                             W I T N E S S E T H:
                             --------------------


     WHEREAS, the Boards of Directors of BB&T Financial and Commerce have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of June 24, 1994 between BB&T Financial and Commerce, providing for the merger of Commerce with and into an indirect subsidiary of BB&T Financial (the "Merger"), which Reorganization Agreement has been executed by the parties immediately prior to this Agreement;

     WHEREAS, as a condition to BB&T Financial's entry into the Reorganization Agreement and in consideration of such entry, Commerce has agreed to grant to BB&T Financial the option set forth herein;

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1.  Definitions.  Capitalized terms defined in the Reorganization Agreement
         -----------
and used herein shall have the same meanings as in the Reorganization Agreement.

     2.  Grant of Option.  Commerce hereby grants to BB&T Financial an option
         ---------------
(the "Option") to purchase up to 540,000 shares of authorized but unissued shares of Commerce Common Stock at a price of $31.50 per share (the "Exercise Price") payable in cash as provided in Section 4 hereof; provided, however, that such number of shares shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding Commerce Common Stock, before giving effect to the exercise of the Option. The number of shares of Commerce Common Stock that may be received upon the exercise of the option are subject to adjustment as set forth herein.

     3. Exercise of Option. (a) Subject to compliance with applicable law and regulation, BB&T Financial may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

         (b) Commerce shall notify BB&T Financial promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

         (c) In the event BB&T Financial wishes to exercise the Option, it shall send to Commerce a written notice (an "Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares BB&T Financial will purchase, pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase with respect to such exercise (the "Option Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, BB&T Financial, and/or if required by applicable law, Commerce, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed.

         (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of:

              (i)    the Effective Date of the Merger;

              (ii) the date on which the Reorganization Agreement is terminated, other than a termination based upon, following or in connection with either (A) a material breach by Commerce of a Specified Covenant (as hereinafter defined) or (B) the failure of Commerce to obtain shareholder approval of the transactions contemplated by the Reorganization Agreement by the vote required under applicable law, in the case that either (A) or (B) follow the occurrence of a Purchase Event; or

              (iii) 18 months after the Reorganization Agreement is terminated based upon a material breach by Commerce of a Specified Covenant or the failure of Commerce to obtain shareholder approval of the transactions contemplated by the Reorganization Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

         (e) Notwithstanding the foregoing, if BB&T Financial provides Commerce with an Exercise Notice relating to all or part of such Option, and Commerce tenders performance of its obligations hereunder on the Option Closing Date specified herein but BB&T Financial fails to tender performance of its obligations hereunder on such Option Closing Date, then the Option shall expire and terminate effective at 5:00 p.m., Eastern time on such Option Closing Date.

         (f)(i)  As used herein, "Purchase Event" shall mean when:

              (A) Commerce shall have entered into an agreement with a person (other than BB&T Financial or its affiliates) to: (a) acquire, merge or consolidate with, or enter into any similar transaction with Commerce, (b) purchase, lease or otherwise acquire all or substantially all or the assets of Commerce, or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more that 10 percent of the voting power of Commerce or any of its subsidiaries; or

              (B) any person shall have acquired beneficial ownership of more than 10 percent of the outstanding shares of Commerce Common Stock; or any person shall have merged, consolidated with or consummated a similar transaction with Commerce or any person shall have purchased, leased or otherwise acquired all or substantially all of Commerce's assets; or

                     (C) a bona fide proposal is made by any person (other than BB&T Financial or its affiliates) by public announcement or written communication that is or becomes the subject of public disclosure, or in an application to any federal or state regulatory authority, to (a) acquire, merge or consolidate with, or enter into any similar transaction with Commerce, (b) purchase, lease or otherwise acquire all or substantially all of the assets of Commerce, or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange, tender or exchange offer or any similar transaction) securities representing more than 25 percent of the voting power of Commerce;

              (ii) A "Specified Covenant" shall mean any of Commerce's covenants or agreements provided in the Reorganization Agreement.

              (iii)  The term "person" shall have the meaning specified in
Section 3(a)(9), and "beneficial ownership" shall have the meaning specified under Section 13(d)(3), of the Exchange Act.

     4.  Payment and Delivery of Certificates.  (a) At the closing referred to
         ------------------------------------
in Section 3 hereof, BB&T Financial shall pay to Commerce the aggregate purchase price for the shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a financial institution designated by Commerce.

         (b) At any closing relating to an exercise of the Option, simultaneously with the delivery of cash by BB&T Financial as provided in subsection (a) with respect to the Option, Commerce shall deliver to BB&T Financial a certificate or certificates representing the number of shares purchased by BB&T Financial, and BB&T Financial shall deliver to Commerce a letter agreeing that BB&T Financial will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     5.  Representations.  Commerce hereby represents and warrants to, and
         ---------------
covenants with, BB&T Financial as follows:

         (a) Commerce has taken all necessary corporate action to authorize and reserve for issuance the full number of shares of Commerce Common Stock issuable upon exercise of the Option, and shall continue to reserve such shares until this Agreement is terminated as provided herein.

         (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     6.  Adjustment upon Changes in Capitalization. In the event of any change
         -----------------------------------------
in Commerce Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number of shares subject to the Option and its purchase price per share shall be adjusted appropriately so that the economic value of the Option is unaltered. In the event that any shares of Common Stock of Commerce are issued after the date of this Agreement other than in a transaction described in the first sentence of this Section 6 or pursuant to the exercise of the Option, the number of shares subject to the Option shall be adjusted so that, immediately after such issuance, the number of shares (together with the number of shares previously issued under the Option) equals 19.9 percent (subject to reduction as provided in Section 2 hereof) of the sum of (a) the then-outstanding shares of Commerce Common Stock plus (b) the number of shares subject to the Option after the adjustment provided in this sentence. Nothing contained in this Section 6 shall be deemed to authorize Commerce to breach any provision of the Reorganization Agreement or the Plan of Merger.

     7.  Severability.  If any term, provision, covenant or restriction
         ------------
contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Commerce Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Commerce to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     8.  Miscellaneous.  (a) Expenses. Except as otherwise provided herein, each
         -------------       --------
of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b)  Entire Agreement. Except as otherwise expressly provided herein,
              ----------------
this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         (c)  Assignment. Neither of the parties hereto may assign any of its
              ----------
rights or obligations under this Agreement to any other person, without the express written consent of the other party, except that BB&T Financial may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly owned subsidiaries and BB&T Financial may assign in whole or in part the Option and other benefits and obligations hereunder without limitation if a Purchase Event has occurred and BB&T Financial shall have delivered to Commerce a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Commerce, to the effect that such assignment will not violate the requirements of the Securities Act; provided that prior to any such assignment, BB&T Financial shall give written notice of the proposed assignment to Commerce, and within 24 hours of receipt of such notice of a bona fide proposed assignment, Commerce may purchase the Option at a price and on other terms at least as favorable to BB&T Financial as that set forth in the notice of assignment.

         (d)  Notices. All notices or other communications which are required or
              -------
permitted hereunder shall be in writing and sufficient if delivered personally or sent by Federal Express, Express Mail, another service which provides overnight delivery, telegram or telex or other facsimile transmission addressed as follows:

If to Commerce:

     Commerce Bank
     5101 Cleveland Street
     Virginia Beach, VA  23462
     Attention:  G. Robert Aston, Jr.

With a required copy to:

        Mays & Valentine
        1111 East Main Street
        Richmond, VA  23208-1122
        Attention:  George P. Whitley

If to BB&T:

     BB&T Financial Corporation
     223 West Nash Street
     Wilson, North Carolina 27893
     Attention: Scott E. Reed
     Facsimile: (919) 399-4418

With a required copy to:

     Arnold & Porter
     777 South Figueroa Street, 44th Floor
     Los Angeles, CA  90017
     Attention:  Barbara E. Mathews
     Facsimile:  (213) 243-4153

     Any notice hereunder shall be deemed delivered when received at the address of such party set forth above (or to such other address as such party hereto shall advise the other in writing).

         (e) Counterparts. This Agreement may be executed in any number of
             ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         (f) Specific Performance. The parties agree that damages would be an
             --------------------
inadequate remedy for a breach of the provisions of this Agreement by Commerce and that this Agreement may be enforced by BB&T Financial through injunctive or other equitable relief.

         (g) Governing Law. This Agreement shall be governed by and construed in
             -------------
accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

                                  BB&T FINANCIAL CORPORATION



                                  By: /s/ John A. Allison IV
                                     ------------------------------------

                                  Title: Chairman and Chief Executive Officer
                                         --------------------------------

                                  COMMERCE BANK


                                  By: /s/ G. Robert Aston, Jr.
                                     ------------------------------------

                                  Title: President & CEO
                                        ---------------------------------